Independent Auditor's Report


To the Board of Directors and Shareholders
Washington County National Bank
Williamsport, Maryland


     We have audited the balance sheet of Washington County National Bank as of December 31, 1994 and the related statements of income, changes in shareholders' equity, and cash flows for each of the two years in the period ended December 31, 1994 (not presented separately herein). These financial statements are the responsiblity of the Bank's management. Our responsiblity is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statemnts. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Washington County National Bank as of December 31, 1994, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the financial statements, the Bank changed its method of accounting for investments in the year ended December 31, 1994 and its method of account for income taxes in the year ended December 31, 1993.



                                     Smith Elliott Kearns and Company


Hagerstown, Maryland
January 13, 1995